Exhibit 99.2

Kiora Pharmaceuticals Announces Closing of $6.3 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

Encinitas, California--(Newsfile Corp. – June 6, 2023) - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX), ("Kiora" or the "Company") today announced the closing of an underwritten public offering for gross proceeds of approximately $6.3 million, which includes full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses.

The offering was comprised of (i) 1,447,628 shares of common stock, (ii) 3,908 shares of Series F Convertible Preferred Stock, (iii) 5,000,000 Class C Warrants with an initial exercise price of $1.10 per share and a term of five years following the issuance date, and (iv) 5,000,000 Class D Warrants with an initial exercise price of $1.10 per share and a term of one year following the issuance date. The price per share of common stock, Class C Warrant and Class D Warrant was $1.10. The price per share of Series F convertible preferred stock, Class C Warrant to purchase 909 shares of common stock and Class D Warrant to purchase 909 shares of common stock was $999.90.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with this offering.

The securities issued at closing include 750,000 shares of common stock, Class C Warrants to purchase up to 750,000 shares of common stock and Class D Warrants to purchase up to 750,000 shares of common stock, issued upon the full exercise of the over-allotment option. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-271699), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on June 1, 2023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Kiora with the SEC on June 2, 2023. Copies of the final prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing and commercializing products for the treatment of ophthalmic diseases. KIO-301 is being developed for the treatment of retinitis pigmentosa. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-101 is being developed for the treatment of the Ocular Presentation of Rheumatoid Arthritis (OPRA). It is a next-generation, non-steroidal, immuno-modulatory and small molecule inhibitor of Dihydroorotate Dehydrogenase (DHODH) with what Kiora believes is best-in-class picomolar potency and a validated immune modulating mechanism (blocks T cell proliferation and proinflammatory cytokine release) designed to overcome the off-target side effects and safety issues associated with commercially available DHODH inhibitors. In addition, Kiora is developing KIO-201, a chemically cross-linked form of the natural polymer hyaluronic acid, designed to accelerate corneal wound healing.
In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on Twitter and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the anticipated use of the net proceeds of the offering, the development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-101, KIO-201 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 23, 2023 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Investor Contact

Francina Agosti, PhD
(617) 546-0742
fagosti@reportablenews.com

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